Exhibit 16.1
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: DoubleDown Interactive Co., Ltd.

Ladies and Gentlemen:

We have read Item 16F of Form 20-F, dated March 31, 2026, of DoubleDown Interactive Co., Ltd. and are in agreement with the statements contained in paragraphs four, five, six and seven of Item 16F therein. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
March 31, 2026